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                                                                     EXHIBIT 5.1

                                November 23, 2004

TO THE SUBSCRIBERS LISTED ON SCHEDULE A HERETO

         RE:  AMERICAN ORIENTAL BIOENGINEERING, INC.
              SUBSCRIPTION AGREEMENT DATED NOVEMBER 23, 2004

Ladies and Gentlemen:

         We have acted as counsel to American Oriental Bioengineering, Inc. (the "Company") in connection with the offer and sale by the Company of shares of the Company's common stock ("Common Stock") and issuance of Class A and Class B common stock purchase warrants to purchase shares of Common Stock ("Warrants") in the amounts set forth on Schedule A, to the Subscribers identified thereto, pursuant to the exemption from registration under the Securities Act of 1933, as amended (the "Act") as set forth in Regulation D ("Regulation D") promulgated thereunder. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the subscription agreement (the "Agreement") by and between the Company and Subscriber (the "Purchaser") entered into at or about the date hereof. The Agreement, and the agreements described below are sometimes hereinafter referred to collectively as the "Documents."

         In connection with the opinions expressed herein, we have made such examination of law as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied, with your permission, upon the representations and warranties as to factual matters contained in and made by the Company and the Purchaser pursuant to the Documents and upon certificates and statements of certain government officials and of officers of the Company as described below. We have also examined originals or copies of certain corporate documents or records of the Company as described below:

         (a)  Form of Agreement

         (b)  Class A Common Stock Purchase Warrant

         (c)  Class B Common Stock Purchase Warrant

         (d)  Funds Escrow Agreement

         (e)  Certificate of Incorporation of the Company

         (f)  Bylaws of the Company

         (g) Minutes of the action of the Company's Board of Directors, including unanimous Board of Directors approval of the Documents, a copy of which is annexed hereto.

         In rendering this opinion, we have, with your permission, assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents; (f) the due authorization, execution and delivery of all such documents by Subscribers, and the legal, valid and binding effect thereof on Subscribers; and (g) that the Company and the Purchasers will act in accordance with their respective representations and warranties as set forth in the Documents.

         We have also assumed that the Agreement and the actions contemplated in the Agreement will not violate any indenture, mortgage, deed of trust, agreement or other instrument to which the Company to or by which it or any of its property is bound or any judgment, decree or order of any court of governmental body. In addition, in conducting our examination, we have relied on the statements, certifications and other assurances from the executive officers of the Corporation without any independent investigation. Such certifications include two Officer's Certificates dated February 11, 2004, an Officer's Certificate dated September 2003, from the Corporation, an Officer's Certificate dated September 17, 2003, an Officer's Certificate dated July 21, 2003, an Officer's Certificate dated July 9, 2004 and an Officer's Certificate dated November 22, 2004 (collectively the "Certificates").

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         We express no opinion regarding any of the factual representations and warranties contained in the Agreement, except for those matters expressly opined to in this letter. As to the factual representations and warranties opined to herein, we have relied exclusively upon the Certificates and have not independently verified the statements contained in those Certificates.

         We have not been asked to review any Prospectus, Registration Statement, Supplemental Registration Statement, SB-2 or similar document and express no opinion concerning those documents or similar documents.

         We are members of the bar of the State of Nevada. We express no opinion as to the laws of any jurisdiction other than Nevada. We express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering any of such laws or opinions or other counsel have not been sought or obtained by us in connection with the rendering the opinions expressed herein.

         We express no opinion regarding the effect of any securities laws on the Agreement or the Warrants including, without limitation, the following acts or laws:

         a.   The Securities Act of 1933;

         b.   The Securities Exchange Act of 1934;

         c.   The Public Utility Holding Company Act of 1935;

         d.   The Investment Company Act of 1940;

         e.   The Investment Advisers Act of 1940;

         f.   The Employees Retirement Income Security Act of 1974;

         g.   The National Housing Act;

         h.   The Commodity Exchange Act;

         i. Chapter 90 of the Nevada Revised Statutes and any regulation promulgated pursuant to those statutes.

         We express no opinion regarding the existence of: (a) any issuer's lien pursuant to N.R.S. Section 104.8209; (b) adverse claim as defined by N.R.S.
Section 104.8102; or (c) any other security interest, including those arising under Articles 8 and 9 of the U.C.C., against the common stock to be conveyed pursuant to the Consulting Agreements.

         We make no representations regarding the value of the Warrants or any common stock to be issued pursuant to the Agreement and Warrants.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is duly incorporated, validly existing and in good standing in the State of Nevada and has the requisite corporate power and authority to conduct its business, and to own, lease and operate its properties in the State of Nevada.

         2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Documents. The Documents, and the issuance of the Common Stock and Warrants and the reservation and issuance of Common Stock issuable upon exercise of the Warrants ("Warrant Shares") have been duly approved by the Board of Directors of the Company, and no further consent or authorization of the Company or Board of Directors or stockholders is required.

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         3.   The execution, delivery and performance of the Documents by the
Company and the consummation of the transaction contemplated thereby, will not, with or without the giving of notice of the passage of time or both:

              a. Violate the provisions of the Certificate of Incorporation or bylaws of the Company; or

              b. Result in violations of Nevada law applicable to the Company or by with any property or asset of the Company is bound or affected, except for such violations as would not, individually or in the aggregate, have a material adverse effect.

         4. The Documents constitute the valid and legally binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.

         5. When so issued and upon payment of the applicable purchase or exercise price, the Warrants, Warrant Shares and Common Shares will be duly and validly issued, fully paid and nonassessable, and free of any liens, encumbrances and preemptive or similar rights contained in the Company's Certificate of Incorporation or Bylaws or, to our knowledge, in any agreement to which the Company is a party.

         6. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, of which 33,631,827 shares currently are issued and outstanding, and 2,000,000 shares of Preferred Stock, of which 1,000,000 shares are currently issued and outstanding.

         7. To our knowledge, and based upon litigation searches we ran on October 15, 2004, with the United States District Court for the District of Nevada, the United States Bankruptcy Court for the District of Nevada and the District Court for Clark County, Nevada (collectively the "Courts"), the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any of the Courts.

         Our opinions expressed above are specifically subject to the following limitations, exceptions, qualification and assumptions:

         A. The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

         B. Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

         C. This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and the opinion letter should be read in conjunction therewith.

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         This opinion letter is rendered as of the date first written above, is solely for your benefit in connection with the Agreement and may not be flied upon or used by, circulated, quoted, or referred to nor may any copies hereof be delivered to any other person without our prior written consent. We disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                        SINCERELY YOURS,

                                        /S/ BECKLEY SINGLETON, CHTD.
                                        ----------------------------
                                        BECKLEY SINGLETON, CHTD.

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